UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2008

Savient Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-15313	13-3033811
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Tower Center East Brunswick, NJ	08816
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (732) 418-9300

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

b) On November 18, 2008, Christopher G. Clement resigned as President, Chief Executive Officer and director of Savient Pharmaceuticals, Inc. (the "Company"). Mr. Clement's resignation was not due to any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

(c) On November 19, 2008, Paul Hamelin, age 54, was appointed President of the Company and will serve as principal executive officer of the Company.

Mr. Hamelin joined the Company in May 2006 as Senior Vice President, Commercial Operations. From March 2006 until May 2006, Mr. Hamelin was Managing Director of Rosemont Pharmaceuticals, Ltd., a former subsidiary of the Company that the Company sold in August 2006. From 2004 to 2005, Mr. Hamelin was President and Chief Operating Officer of Algorx Pharmaceuticals, from 2002 to 2004, he was President and Chief Executive Officer of Elitra Pharmaceuticals, Inc., and from 2000 to 2002, he was Senior Vice President, Global Commercial Operations at Millennium Pharmaceuticals, Inc. Mr. Hamelin has also held management, marketing, sales and commercial operations positions at pharmaceutical companies Pharmacia/Searle, Abbott Labs and Eli Lilly. Mr. Hamelin is a registered pharmacist.

In connection with his appointment as President of the Company, the Compensation and Human Resources Committee of the Company's Board of Directors has set Mr. Hamelin's annual base salary at $406,000 and determined that he will be eligible for a 2008 non-equity incentive award of 60% of his annual base salary, to be pro-rated based on the length of his service as President in 2008.

The full text of the press release issued in connection with the resignation of Mr. Clement and the appointment of Mr. Hamelin is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Savient Pharmaceuticals, Inc. (Registrant)

Date: November 21, 2008	By:	/s/ Philip K. Yachmetz
SVP, General Counsel

EXHIBIT INDEX

EX-99.1	Press Release dated November 19, 2008